SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of
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CENIT Bancorp, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEWS RELEASE
_______________________________________________________________________________

CENIT Bancorp, Inc.
225 West Olney Road
Norfolk, Virginia 23510
(804) 446-6600


                                                            CENIT BANCORP, INC.

FOR IMMEDIATE RELEASE


CONTACT:     Michael S. Ives/757-446-6678
             President & Chief Executive Officer
             CENIT Bancorp, Inc.

              CENIT Urges Shareholder Rejection of Forced Sale Ploy

     NORFOLK, Va., April 3 -- CENIT Bancorp, Inc., (NASDAQ:CNIT) is urging shareholders to counter a scheme by Mid-Atlantic Investors that CENIT's Board has determined would likely devalue the company by forcing a premature merger or sale.

     Shareholders this week began receiving a letter asking them to protect their interests as CENIT shareholders by signing and returning CENIT's proxy card prior to the company's annual meeting scheduled here for April 23, at which four board seats will be filled.

     Mid-Atlantic Investors, based in Columbia, S.C., filed a proxy statement with the Securities and Exchange Commission, saying it planned to nominate its own candidates for three seats on the CENIT board and proposed a resolution to support an effort to hire an investment banker to place a value on CENIT.

     In its letter, CENIT's Board told shareholders that Mid-Atlantic is interested only in short-term gains for itself and not in maximizing long-term value for all shareholders. The Board stated its belief that placing a price tag on the company will eliminate any benefit that shareholders might realize from CENIT's excellent future prospects.

     In contrast to the Mid-Atlantic ploy, CENIT has firm plans to help ensure that shareholders will realize long-term value from their investment. Indeed, the current CENIT Board and management are executing strategies that have built shareholder value significantly for the past five years:

- the market price of CENIT Common Stock has risen at an average annual rate of 31.3 percent per year
- in 1996 alone, loans held for investment increased more than 32 percent and assets grew nearly 11 percent
- CENIT continued its commitment to its home market in 1996 by acquiring some $68 million in local deposits from another institution.

                                     -more-

     CENIT's Board also pointed out that its nominees have years of proven banking experience and close ties to the community and customers, in stark contrast to the three individuals on Mid-Atlantic's slate, who have no banking experience. Moreover, the Board's letter noted that while the CENIT Board's Nominating Committee individually invited the three Mid-Atlantic candidates to meet with the Committee, the only response received was a communication from Mid-Atlantic that the three would not be allowed to attend such meetings. The Board considers that move a telling sign of the lack of independence on the part of the Mid-Atlantic nominees.

     CENIT Bancorp, Inc., is a publicly held bank holding company based in Norfolk, Va., with total 1996 assets of $707.1 million. It is the parent of CENIT and Princess Anne banks.

     If you have questions or need assistance in voting your shares, please contact the firm assisting CENIT Bancorp, Inc., in the solicitation of proxies:

                           Georgeson & Company, Inc.
                               Wall Street Plaza
                               New York, NY 10005

                           Toll-Free: 1-800-223-2064
                       Banks & Brokers Call: 212-440-9800
                       Internet: http://www.georgeson.com


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